EXHIBIT 10.1

Named Executive Officer Salary and Bonus Arrangements for 2015

Base Salaries

The base salaries for fiscal 2015 for the executive officers (the "named executive officers") of Southern Missouri Bancorp, Inc. (the "Company") who will be named in the compensation table that will appear in the Company's upcoming 2015 Annual Meeting proxy statement are as follows:

Name and Title	Base Salary

Greg A. Steffens President and Chief Executive Officer, Southern Missouri Bancorp, Inc., and Southern Bank	$275,000

Matthew T. Funke Chief Financial Officer, Southern Missouri Bancorp, Inc., and Southern Bank	$179,500

Kimberly A. Capps Chief Operations Officer, Southern Missouri Bancorp., Inc. and Southern Bank	$145,000

William D. Hribovsek Chief Lending Officer, Southern Missouri Bancorp., Inc. and Southern Bank	$225,000

Lora L. Daves Chief of Credit Administration, Southern Missouri Bancorp., Inc. and Southern Bank	$145,000

Description of 2015 Bonus Arrangement

The Company does not have a formal cash bonus plan in place for named executive officers. For fiscal 2015, fiscal 2014, and fiscal 2013, all executive officers received cash bonuses. In determining the amount of cash bonuses to award, the compensation committee and board of directors primarily consider the Company's results in comparison to business plan targets for such measures as return on equity, earnings per share growth, net interest margin, noninterest income, and noninterest expense, as well as accomplishment of strategic objectives such as growth, entry to new markets, capitalization, and other factors.

Additional information about the 2015 bonus compensation is incorporated herein by reference from the Company's definitive proxy statement for its Annual Meeting of Stockholders to be held in October 2015, a copy of which will be filed not later than 120 days after the close of the fiscal year.